Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement (the “Agreement”) dated as of April 1, 2004 (the “Effective Date”), by and between Express Scripts, Inc., a Delaware corporation (the “Company”), and Ed Stiften (“Executive”).

        WHEREAS, effective as of the date hereof, Executive is being employed by the Company as its Senior Vice President and Chief Financial Officer; and

        WHEREAS, the Company and Executive mutually desire to provide for the employment of Executive on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

      As used herein, the following terms shall have the following meanings:

        1.1     “Annual Base Salary”means the base salary set forth in Section 3.1 hereof.

        1.2     “Annual Bonus” means Executive’s annual bonus granted pursuant to the Annual Bonus Plan, as described in Section 3.2 hereof.

        1.3     “Annual Bonus Plan” means the annual bonus program established for senior executives by the Board of Directors of the Company (the “Board”) or by the Committee, as adopted or amended from time to time.

        1.4     “Bonus Potential” means the maximum bonus amount Executive could receive pursuant to Section 3.2 hereof for achieving 100% of “base” or “targeted” performance goals established by the Board or Committee under the Annual Bonus Plan with respect to the applicable fiscal year; provided, however, in no event shall Executive’s Bonus Potential for the year in which the Bonus Potential is being determined (a) be less than 67% of Executive’s Annual Base Salary as in effect on January 1 of such year, or in the case of 2004, as of the date hereof, or (b) take into account, or include in any way, any increase in Executive’s bonus amount due to the Company exceeding its “base” or “target” goals for such year (e.g., if Executive’s “base” or “target” Bonus Potential is stated at $50,000, but Executive is eligible to receive more than $50,000 if certain targets are exceeded then Executive’s Bonus Potential for purposes of this definition is $50,000).

        1.5     “Cause ” means:

                   (a)     any act or acts by Executive, whether or not in connection with his employment by the Company, constituting, or Executive’s conviction or plea of guilty or nolo contendere (no contest) to (i) a felony under applicable law or (ii) a misdemeanor involving moral turpitude;

                   (b)      any act or acts of gross dishonesty or gross misconduct in the performance of Executive’s duties hereunder;

                   (c)      any willful malfeasance or willful misconduct by Executive in connection with Executive’s duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or

                   (d)      any breach by Executive of the provisions of Sections 5.1 through 5.3 of this Agreement, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement (as defined in Section 1.24 hereof).

                   Notwithstanding the foregoing, the event(s) described in clause (c) of this Section 1.5 shall not be deemed to constitute “Cause” if such event is (i) solely as the result of bad judgment or negligence on the part of Executive not rising to the level of gross negligence; or (ii) solely because of an act or omission believed by Executive in good faith to have been in, or not opposed to, the interests of the Company and its affiliates.

        1.6     “Change in Control” means a Change in Control as that term is defined in the Incentive Plan (as defined in Section 1.22 hereof).

        1.7     “Change in Control Date” means the Change in Control Date as that term is defined in the Incentive Plan.

        1.8     “Change in Control Period” means the ninety (90) day period commencing on the Change in Control Date.

        1.9     “Change in Control Price” means the value, expressed in dollars, as of the date of receipt of the per share consideration received by the Company’s stockholders whose stock is acquired in a transaction constituting a Change in Control.

        1.10     “Code” means the Internal Revenue Code of 1986, as amended.

        1.11     “Committee” means the Compensation and Development Committee of the Board.

        1.12     “Covered Payments” means the amounts described in Section 6.13(a) hereof.

        1.13     “Deferred Compensation Plan” means the Express Scripts, Inc. Executive Deferred Compensation Plan, as amended from time to time, or any successor plan.

        1.14     “Disability” has the meaning ascribed to such term in the Incentive Plan.

        1.15     “EBITDA” means earnings before interest, taxes, depreciation and amortization.

        1.16     “Effective Date” means the date specified in the recitals to this Agreement.

        1.17     “Employment Period” means the Initial Employment Period (as defined in Section 1.23 hereof) plus any additional Renewal Periods (as defined in Section 1.28 hereof).

        1.18     “EPS” means the earnings per share of the Company.

        1.19     “Excise Tax” means the excise tax imposed by Section 4999 of the Code or any similar state or local tax that may be imposed.

        1.20     “General Release” means the General Release and Acknowledgment attached hereto as Exhibit A.

        1.21     “Good Reason” means the occurrence of any one or more of the following:

                    (a)     Any material breach by the Company of any of the provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder;

                    (b)     The Company’s requiring Executive to be based at any office or location more than 50 miles from 13900 Riverport Drive, Maryland Heights, Missouri (the “Current Headquarters”), except for travel reasonably required in the performance of Executive’s responsibilities to the extent substantially consistent with Executive’s business travel obligations;

                    (c)     Any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 2.3 hereof; provided, however, notwithstanding the foregoing, (i) in the event a Change in Control shall occur which results in the Company becoming a subsidiary of another pharmacy benefit management company (“PBM”), or which is in the form of a merger in which the surviving corporation or entity is a PBM (x) so long as Executive is offered a position as an officer of the parent PBM (or surviving corporation or entity) with duties and responsibilities which are not inconsistent in any material adverse respect with his duties and responsibilities immediately prior to such Change in Control, and such position is based at an office or location not more than 50 miles from the Current Headquarters, such change in position shall not constitute Good Reason, but (y) if Executive is not offered a position as an officer of the parent PBM or surviving corporation or entity as described in (x), a material adverse change in Executive’s position shall be deemed to have occurred; or (ii) in the event a Change in Control shall occur which results in the Company becoming a subsidiary of a non-PBM or is in the form of a merger in which the surviving corporation or entity is not a PBM, failure to receive an offer to serve as an officer of the non-PBM parent or surviving corporation or entity shall not constitute Good Reason provided Executive’s duties subsequent to the Change in Control are not inconsistent in any material adverse respect with his duties immediately prior to the Change in Control and such position is based at an office or location not more than 50 miles from the Current Headquarters;

                    (d)     The failure by the Company to continue to provide Executive with substantially similar perquisites or benefits Executive enjoyed in the aggregate under the Company’s benefit programs (other than adjustments in the Company’s long-term incentive compensation programs, or awards made thereunder, resulting from changes in market conditions or adjustments to Company-wide compensation programs), such as any of the Company’s pension, savings, vacation, life insurance, medical, health and accident, or disability plans in which he or she was participating at the time of any such discontinuation (or, alternatively, if such plans are amended, modified or discontinued, substantially similar equivalent benefits thereto in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be no longer substantially equivalent in the aggregate to the benefits in effect immediately prior to taking such action; provided, that any amendment, modification or discontinuation of any plans or benefits referred to in this subsection (d) hereof that generally affect substantially all other domestic salaried employees of the Company who were eligible to participate, and participated, in the affected Company benefit program(s) shall not be deemed to constitute Good Reason; and

                    (e)     The failure by the Committee to approve the grants of restricted stock or stock options specifically referenced in Section 3.4 and 3.5 below, within ninety (90) days of the Effective Date.

Provided that the events described in Section 1.21 (a), (b), (c), (d) or (e) above shall only constitute Good Reason if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided further that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

         1.22    “Incentive Plan” means the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended from time to time.

         1.23    “Initial Employment Period” has the meaning set forth in Section 2.2 hereof.

         1.24    “Nondisclosure and Noncompetition Agreement” means the Form of Nondisclosure and Noncompetition Agreement entered into by and between Executive and the Company dated as of April 1, 2004.

        1.25     “Options” means the options to purchase the number of shares of the Company’s common stock as set forth in Section 3.4 hereof.

        1.26     “Payment Cap” means the maximum amount described in Section 6.12(b) hereof

        1.27     “Renewal Period” has the meaning set forth in Section 2.2 hereof.

        1.28     “Restricted Stock” means shares of the Company’s common stock, $0.01 par value per share, which are issued pursuant to the Incentive Plan and subject to one or more restrictions prescribed by the Board or the by Committee, in the sole discretion of either, as applicable.

        1.29     “Retirement” means the voluntary termination of employment by Executive on or after attaining age 59 1/2 which does not occur during a Change in Control Period.

        1.30     “Severance Benefit” means a severance payment in an amount equal to either:

(a) One Million Eighty-Five Thousand Dollars ($1,085,000) if the Termination Date occurs during the Initial Employment Period, or

        (b)   eighteen (18) months of Executive’s Annual Base Salary as in effect immediately prior to the Termination Date if the Termination Date occurs during a Renewal Period, plus an amount equal to the product of (i) Eighty-five percent (85%) of Executive’s Bonus Potential for the year in which the Termination Date occurs (the “Termination Year”), multiplied by (ii) the average percentage of the Bonus Potential earned by the Executive for the three (3) full years immediately preceding the Termination Year, (or such shorter period if Executive was employed by the Company for less than three (3) full years and received, or was eligible to receive, a bonus during such period), which product shall be prorated for the portion of the Termination Year in which Executive was employed by the Company. Notwithstanding anything to the contrary herein, neither the three-year average percentage of Bonus Potential described in (ii) above, nor the percentage for any single year used to compute such three-year average, may exceed 100%.

        1.31     “Tax Reimbursement Payment” means the payment described in Section 6.12(c) hereof.

        1.32     “Termination Date” means the effective date of termination of Executive’s employment as determined in accordance with Section 4.7 hereof.

ARTICLE II
TERM/POSITION

        2.1     Employment; Effectiveness of Agreement. Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, according to the terms and conditions set forth in this Agreement.

        2.2     Term. Subject to the provisions of Sections 4.1 through 4.7 of this Agreement, the term of Executive’s employment hereunder shall commence on the Effective Date and continue through March 31, 2007 (the “Initial Employment Period”). On April 1st of each year, commencing with April 1, 2006 and on each subsequent April 1st thereafter (each, an “Anniversary Date”), this Agreement shall be extended automatically at such time for an additional twelve (12) month period (each, a “Renewal Period”) unless either party hereto delivers written notice in accordance with Section 6.2 hereof to the other party hereto prior to such Anniversary Date of his or its desire not to renew this Agreement for an additional Renewal Period. The Initial Employment Period and any Renewal Periods, if any, shall constitute the “Employment Period” for purposes of this Agreement. If there are no Renewal Periods, then the Employment Period shall have the same meaning as Initial Employment Period. Except as set forth in Section 6.1 hereof, upon termination of Executive’s employment with the Company in accordance with the terms hereof or upon termination of the Initial Employment Period or the Employment Period without extension thereof, this Agreement shall terminate and no longer be of any force or effect.

        2.3     Position and Duties. Executive shall hold the position of Senior Vice President and Chief Financial Officer and shall report to, and at all times be subject to the lawful direction of, the Chief Executive Officer of the Company, or, in the Chief Executive Officer’s absence, the Company’s then senior executive officer serving in the role of chief executive officer. Additionally, Executive shall serve as a member of the executive staff and participate in the strategic decision-making of the Company from time to time. If requested, Executive shall also serve as a member of the Board without additional compensation. During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing herein shall preclude Executive from, subject to the prior written consent of the Board, (a) serving on any corporate or governmental board of directors (b) serving on the board of, or working for, any charitable, not-for-profit or community organization, (c) pursuing his personal, financial and legal affairs, or (d) pursuing any other activity; provided that Executive shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of Section 5.1 or would, in each case, and in the aggregate, otherwise conflict or interfere with the performance of Executive’s duties and responsibilities hereunder, either directly or indirectly, without the prior written consent of the Board

ARTICLE III
COMPENSATION AND BENEFITS

        3.1     Annual Base Salary. During the Employment Period, the Company shall pay Executive a base salary (the “Annual Base Salary”) at the annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000), which shall be payable in regular installments in accordance with the Company’s usual payroll practices and shall be subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes, Medicare taxes and state disability insurance. Executive shall be eligible for such merit-based increases in Executive’s Annual Base Salary, if any, as may be determined from time to time in the sole discretion of the Board; provided that any such increase shall not serve to limit or reduce any other obligation to Executive under this Agreement. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as in effect from time to time during the Employment Period. Executive’s Annual Base Salary shall not be reduced after any such increase without Executive’s express written consent.

        3.2     Annual Incentive Compensation. Executive shall be eligible to participate in the Company’s Annual Bonus Plan established for senior executives by the Board or the Committee. The size of Executive’s bonus opportunity, which shall be no less than the Bonus Potential, and the terms of Executive’s participation in the Annual Bonus Plan, shall be determined based on the terms and conditions of the Annual Bonus Plan, subject to adjustment as described in Sections 3.10 and 6.13 hereof. The Executive’s Bonus Potential for the year 2004 shall be equal to Two Hundred Seventeen Thousand Seven Hundred Fifty Dollars ($217,750). Executive’s Annual Bonus shall be based upon performance of Executive, Executive’s department, and/or the Company in relation to the financial and non-financial objectives to be established by the Board or by the Committee, at the sole discretion of either, as applicable, pursuant to the terms of the Annual Bonus Plan. Executive’s Annual Bonus shall be subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes, Medicare taxes and state disability insurance. Subject to the achievement or failure to achieve the relevant financial and non-financial objectives under the Annual Bonus Plan, Executive may receive, for any given year, from 0% to 200% of his Bonus Potential, as further set forth in the Annual Bonus Plan.

        3.3     Participation in Benefit and Incentive Plans. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans (other than bonus and incentive plans) as in effect from time to time, on the same basis as those benefits are generally made available to similarly situated senior executives of the Company. The payments provided in Article III hereof are in addition to benefits which Executive is entitled to receive pursuant to the terms of any pension plan or group hospitalization, health, dental care, disability insurance, death benefit, travel and/or accident insurance, or executive compensation plan or arrangement, including, without limitation, the Incentive Plan and the Deferred Compensation Plan.

        3.4     Stock Options.

                    (a)     Initial Option Grant. Executive will receive a non-qualified option to purchase Twenty Thousand Two Hundred Fifteen (20,215) shares of the Company’s common stock (the “Initial Option”), subject to approval by the Committee and to the terms and conditions of this Agreement, the applicable option agreement or notice and the Incentive Plan. The Initial Option shall vest on March 31, 2007, provided Executive is still employed by the Company on such date and subject to such other vesting terms as may be provided in the Incentive Plan and the applicable option agreement or notice. The Initial Option shall expire seven (7) years from the date of grant, subject to earlier expiration following Executive’s termination of employment as may be provided in the Incentive Plan and the applicable option agreement or notice.

                    (b)     Performance-Based Option Grant.

                              (i)     Executive will receive an option to purchase Sixteen Thousand One Hundred Seventy-Two (16,172) shares of the Company’s common stock (the “Performance-Based Option”), subject to approval by the Committee and to the terms and conditions of this Agreement, the applicable option agreement or notice and the Incentive Plan. The Performance-Based Option shall vest on September 30, 2010 (subject to acceleration as set forth in Section 3.4(b)(ii) below), provided Executive is still employed by the Company on such date and subject to such other vesting terms as may be provided in the Incentive Plan and the applicable option agreement or notice. The Performance-Based Option shall expire seven (7) years from the date of grant, subject to earlier expiration following Executive’s termination of employment as may be provided in the Incentive Plan and the applicable option agreement or notice.

                              (ii)     Notwithstanding the foregoing, the vesting of the Performance-Based Option may be accelerated if certain financial targets and other conditions are met in accordance with vesting provisions adopted by the Board or the Committee and set forth in the applicable option agreement or notice.

        3.5     Restricted Stock.

                    (a)     Executive will receive Twelve Thousand Eight Hundred Fifty-Seven (12,857) shares of Restricted Stock, subject to approval by the Committee and to the terms and conditions of this Agreement, the applicable restricted stock agreement and the Incentive Plan.

                    (b)     Notwithstanding the standard provisions in the Incentive Plan, the Restricted Stock awarded pursuant to Section 3.5(a) hereof shall vest or be forfeited in accordance with the following:

                                (i)     If Executive remains in the employ of the Company until the tenth anniversary of the date the Restricted Stock is granted by the Committee (the “Restricted Stock Vesting Date”), Executive shall become fully vested in the Restricted Stock subject to this Agreement. Unless either Section 3.5(b)(ii) or 3.5(b)(iii) shall apply, if Executive’s employment is terminated prior to the Restricted Stock Vesting Date, all shares of Restricted Stock awarded pursuant to Section 3.5(a) hereof shall be forfeited without payment of consideration by the Company.

                                (ii)     Notwithstanding the foregoing, the vesting of the Restricted Stock may be accelerated if certain financial targets and other conditions are met in accordance with vesting provisions adopted by the Board or the Committee and set forth in the applicable restricted stock agreement.

                                (iii)     To the extent the Restricted Stock awarded pursuant to Section 3.5(a) hereof does not otherwise vest pursuant to Section 3.5(b)(ii), if, prior to the Restricted Stock Vesting Date, either Executive terminates employment on account of Retirement, death, Disability or for Good Reason, or Executive is terminated by the Company on account of Disability or other than for Cause, Executive shall become vested in a pro rata portion of the unvested Restricted Stock awarded pursuant to Section 3.5(a) hereof equal to the product of (x) the number of shares of Restricted Stock set forth in Section 3.5(a) hereof which have not vested, multiplied by (y) a fraction, the numerator of which is the number of days which have elapsed from the Effective Date through the Termination Date and the denominator of which is the total number of days from the Effective Date to the Restricted Stock Vesting Date. Shares of Restricted Stock awarded pursuant to Section 3.5(a) hereof in excess of the pro-rated amount which have not otherwise vested pursuant to Section 3.5(b)(ii) hereof shall be forfeited without payment of consideration by the Company.

        3.6     Business Expenses. During the Employment Period, Executive shall be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

        3.8     Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites and fringe benefits which similarly situated executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of Executive’s duties hereunder.

ARTICLE IV
TERMINATION OF EMPLOYMENT

        4.1     Termination by the Company for Cause; Termination by Executive Other Than for Good Reason or Retirement. If the Employment Period and Executive’s employment under this Agreement is terminated by the Company for Cause or by Executive other than for Good Reason or Retirement, prior to the scheduled expiration of the Employment Period, Executive shall be entitled to receive:

                    (a)     The Annual Base Salary through the Termination Date;

                    (b)     Any Annual Bonus earned for a previously completed fiscal year, but unpaid as of the Termination Date;

                    (c)     Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and

                    (d)     Such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, including rights with respect to the Initial Option, the Performance-Based Option and the Restricted Stock subject to the terms and conditions of Sections 3.4 and 3.5 hereof and of the Incentive Plan and the applicable option or restricted stock agreements and notice, if relevant (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment hereunder pursuant to this Section 4.1, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

        4.2     Termination by the Company Other Than for Cause or Disability; Termination by Executive for Good Reason.

                    (a)     If the Employment Period and Executive’s employment of under this Agreement is terminated by the Company prior to the scheduled expiration of the Employment Period other than for Cause or Disability, or Executive terminates his employment prior to the end of the Employment Period for Good Reason, Executive shall be entitled to receive:

                                (i)    The Accrued Rights; and

                                (ii)     A Severance Benefit pursuant to the terms and conditions set forth below, and the Company will pay Executive’s cost of continuing medical insurance on the same or equivalent basis, if any, provided to active employees of the Company (the “Welfare Benefit”) for either (i) twenty-four (24) months if the Termination Date occurs during the Initial Employment Period, or (ii) eighteen (18) months if the Termination Date occurs during a Renewal Period.

                    (b)     The Company shall pay the Severance Benefit, without interest thereon, in either (i) twenty-four (24) substantially equal monthly installments if the Termination Date occurs during the Initial Employment Period, or (ii) eighteen (18) substantially equal monthly installments if the Termination Date occurs during a Renewal Period, which installments shall, in either case, be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date. Payment of the Severance Benefit is subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes, social security taxes, Medicare taxes and state disability insurance. Executive shall not be under any duty to mitigate damages in order to be eligible to receive the Severance Benefit.

                    (c)     Notwithstanding the foregoing, Executive agrees that payment of the Severance Benefit is contingent upon the following:

                                (i)     In the event of breach by Executive of Sections 5.1 through 5.3 hereof (or any breach of any agreements in the General Release or in the Nondisclosure and Noncompetition Agreement), Executive shall reimburse the Company for all amounts previously paid, allocated, accrued or provided by the Company to Executive pursuant to Section 4.2 hereof and the Company shall be entitled to discontinue the future payment, allocation, accrual or provision of the Severance Benefit and the Welfare Benefit.

                                (ii)     No later than thirty (30) days after the Termination Date, Executive must execute and deliver the General Release attached hereto as Exhibit A.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.2, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

        4.3     Termination upon Death. If the Employment Period and Executive’s employment under this Agreement is terminated due to Executive’s death prior to the scheduled expiration of the Employment Period, Executive will receive the Accrued Rights.

        Following such termination of Executive’s employment hereunder pursuant to this Section 4.3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

        4.4     Termination for Disability. If the Employment Period and Executive’s employment under this Agreement is terminated by the Company or by Executive due to Executive’s Disability prior to the scheduled expiration of the Employment Period, then Executive will receive the Accrued Rights.

        Following such termination of Executive’s employment hereunder pursuant to this Section 4.4, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

        4.5     Termination by Executive on Account of Retirement. If the Employment Period and Executive’s employment under this Agreement is terminated by Executive prior to the scheduled expiration of the Employment Period on account of Retirement, Executive shall be entitled to receive the Accrued Rights.

        Following such termination of Executive’s employment hereunder pursuant to this Section 4.5, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

      4.6     Expiration of the Employment Period.

                    (a)     In the event either party elects not to extend the Employment Period pursuant to Section 2.2, unless Executive’s employment is earlier terminated pursuant to Sections 4.1 through 4.5 of this Article IV, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to close on the close of business on the day immediately preceding the next scheduled Anniversary Date and Executive shall be entitled to receive the Accrued Rights.

                    (b)     Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and, subject only to Section 6.1, shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

Following such termination of Executive’s employment hereunder pursuant to this Section 4.6, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

        4.7     Notice of Termination. For purposes of this Agreement, any purported termination of Executive’s employment by the Company or by Executive, shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 6.2 hereof. Any Notice of Termination shall set forth (a) the effective date of termination (for purposes of determining Executive’s entitlement to benefits hereunder), which shall not be less than fifteen (15) days after the date the Notice of Termination is delivered (the “Termination Date”); (b) the specific provision in this Agreement relied upon; and (c) in reasonable detail, the facts and circumstances claimed to provide a basis for such termination. Notwithstanding the foregoing, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the “Termination Date” for purposes of determining the Executive’s entitlement to benefits under this Agreement shall be the date on which the dispute is finally determined by an independent arbitrator selected by the American Arbitration Association. If the Company terminates Executive’s employment pursuant to Section 4.2 or 4.4 hereof, the Termination Date shall be the date upon which the Company notifies Executive of such termination. If Executive terminates employment pursuant to Section 4.1, 4.3, 4.4, 4.5 or 4.6 hereof, the Termination Date shall be Executive’s last full day of work prior to such termination.

        4.8     Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Termination Date and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

ARTICLE V
RESTRICTIVE COVENANTS

For the purposes of this Article V, all references to the Company shall include the Company and its affiliates.

        5.1     Non-Solicitation and Non-Competition.

                    (a)     Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                               (i)     During the period of Executive’s employment with the Company and, for a period of two (2) years after termination of Executive’s employment (the “Nonsolicit Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(1)	with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment;

(2)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding the Executive’s termination of employment; or

(3)	for whom Executive had direct or indirect responsibility during the one (1) year immediately preceding Executive’s termination of employment.

                               (ii)     During the Nonsolicit Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(2)	hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

                               (iii)     During the Nonsolicit Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

                               (iv)     During the period of Executive’s employment with the Company and, for a period of eighteen (18) months after termination of Executive’s employment, if Executive remains in the employ of the Company at least until the expiration of the Employment Period, or for a period of twenty-four (24) months after termination of Executive’s employment, if Executive’s employment is terminated (either by Executive or by the Company for any reason whatsoever) prior to the expiration of the Employment Period (the “Noncompete Period”), Executive will not directly or indirectly:

(1)	engage in any business that is, or will be, engaged wholly or primarily in the business of manufacturing, purchasing, selling or supplying in the United States any product or service manufactured, purchased, sold, supplied or provided by the Company or its affiliates, and which is or will be directly in competition with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in the United States (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(3)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

                               (v)     Notwithstanding anything to the contrary herein, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

      5.2     Confidentiality.

                    (a)     Executive acknowledges that the identity of the clients and customers of the Company, the prices, terms and conditions at, or upon which, the Company sells its products or provides its services and other non-public, proprietary or confidential information relating to the business, financial and other affairs of the Company (including, without limitation, any idea, product, trade secret, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property; creative or conceptual business or marketing plan, strategy or other material developed for the Company by Executive; or information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company or its affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis) (hereinafter collectively referred to as “Confidential Information”) are valuable, special unique assets of the Company and that such Confidential Information, if disclosed to others, may result in loss of business or other irreparable and consequential damage to the Company.

                    (b)     Executive shall hold in fiduciary capacity, for the benefit of the Company, all Confidential Information and shall not, at any time during the Employment Period or thereafter (i) retain or use for the benefit, purposes or account of Executive of any other Person, or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information, without the prior written authorization of the Company.

                    (c)     Notwithstanding the foregoing, the term Confidential Information shall not include information (i) generally known to the public or the trade other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation, (iii) the release of which is deemed by the Board to be in the best interest of the Company, or (iv) the disclosure of which is required by applicable law; provided that Executive shall give prompt written notice to the Company of such legal requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

                    (d)     Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

                    (e)     Upon termination of Executive’s employment with the Company for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its affiliates, (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

        5.3     Non-Disparagement. Executive agrees that Executive will not disparage the Company or its affiliates, or its or their current or former officers, directors, and employees in any way; further, Executive will not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this Section does not prohibit statements which Executive is required to make under oath or which are otherwise required by law, provided such statements are truthful and made in a professional manner.

        5.4     Acknowledgment of Reasonable Covenants. It is expressly understood and agreed that Executive and the Company consider the restrictions and covenants contained herein to be reasonable and enforceable, because, among other things, (a) Executive will be receiving compensation under this Agreement or otherwise, (b) there are many other areas in which, and companies for which, Executive could work in view of Executive’s background, (c) the restrictions and covenants set forth herein do not impose any undue hardship on Executive, (d) the Company would not have entered into this Agreement but for the restrictions and covenants of Executive contained herein, and (e) the restrictions and covenants contained herein have been made in order to induce the Company to enter into this Agreement.

        5.5     Modification of the Restrictive Covenants. If, at the time of enforcement of the restrictive covenants set forth herein, a final judicial determination is made by a court or arbiter of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE VI
MISCELLANEOUS

        6.1     Survival. Sections 4.1 through 4.8 inclusive (as applicable to the relevant circumstance of termination only), 5.1 through 5.5 inclusive and 6.1 through 6.14 inclusive shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment hereunder or termination of the Initial Employment Period or the Employment Period.

        6.2     Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address indicated below:

To the Company:
Express Scripts, Inc.
13900 Riverport Drive
Maryland Heights, MO 63403
Attention: Chief Executive Officer
To Executive:
Ed Stiften
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

        6.3     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        6.4     Complete Agreement. This Agreement constitutes the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral; provided, however, this Agreement shall not supersede or modify the terms of the Nondisclosure and Noncompetition Agreement. The applicable provisions of this Agreement amend the terms and provisions of the Express Scripts, Inc. 2000 Long-Term Incentive Plan to the extent addressed by this Agreement, as the same may have been amended prior to the date hereof, with respect to awards covered by this Agreement and made to Executive hereunder.

        6.5     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        6.6     Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its respective successors and assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

        6.7     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

        6.8     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        6.9     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles thereof; provided, however, that issues related to the Incentive Plan or any grants thereunder shall be resolved in accordance with the laws of the State of Delaware.

        6.10     Specific Performance. The Company shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Executive agrees and acknowledges that money damages are an inadequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 5.1 through 5.3 hereof, and that the Company shall be entitled to apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Further, Executive acknowledges that the forfeiture provision set forth in the termination provisions hereof shall not be construed to limit or otherwise affect the Company’s right to seek legal or equitable remedies it may otherwise have, or the amount damages for which it may seek recovery, resulting from breach of this Agreement.

        6.11     Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

        6.12     Tax Indemnification.

                    (a)     Notwithstanding anything to the contrary herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any of its subsidiaries (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an Excise Tax, the provisions of this Section 6.12 shall apply.

                    (b)     If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, but is less than 125% of such amount, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 6.12, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between Executive and the Company or any incentive arrangement or plan offered by the Company) will be received in connection with the application of the Payment Cap.

                    (c)     If the aggregate present value of all Covered Payments is equal to or exceeds 125% of the amount which can be paid to Executive without Executive incurring an Excise Tax, Executive shall be entitled to receive an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 6.12, but before deduction for any federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments. Such additional amount may be paid by the Company directly to the applicable taxing authority.

                    (d)     Immediately upon a Change in Control, the Company shall notify Executive of any modification or reduction as a result of the application of this Section 6.12. In the event Executive and the Company disagree as to the application of this Section 6.12, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the Change in Control that resulted in the characterization of the Covered Payments as parachute payments) by the Company, and such law firm or accounting firm shall determine, at the Company’s expense, the amount to which Executive shall be entitled hereunder (and pursuant to any other agreements, incentive arrangements or plans), taking into consideration the application of this Section 6.12, and such determination shall be final and binding upon Executive and the Company.

        6.13     Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

        6.14     Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.

_________________

        IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

EXPRESS SCRIPTS, INC.

By: /s/ Barrett Toan
Name: Barrett Toan
Title: Chairman and Chief Executive Officer
EXECUTIVE

/s/ Ed Stiften
Name: Ed Stiften

EXHIBIT A

GENERAL RELEASE AND ACKNOWLEDGMENT

        THIS GENERAL RELEASE AND ACKNOWLEDGMENT (the “General Release”) is made this ___ day of ________, ___________, by _______________ (the “Executive”) in favor of Express Scripts, Inc. (the “Company”) pursuant to Section 4.2(c)(ii) of the Executive’s Employment Agreement dated April 1, 2004 (the “Agreement”). Unless otherwise defined herein, capitalized terms appearing herein shall have the meanings given to them in the Agreement.

        1.     General Release of Claims. The Executive, for and on behalf of the Executive and the Executive’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, release and forever discharge the Company, and its agents, officers, employees, successors and assigns, from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, arising out of or relating to any matter whatsoever, including, without limitation, the Executive’s termination from employment with the Company, matters arising from the offer and acceptance of the Agreement, matters relating to employment references or lack thereof from the Company, and those claims described in paragraph 3 hereof.

        2.     Agreement Not to File Suit. Except as otherwise expressly permitted in paragraph 3 hereof, the Executive, for and on behalf of the Executive and the Executive’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that he or she will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will the Executive permit any person, group of persons, or organization to take such action on the Executive’s behalf) against the Company arising out of any actions or non-actions on the part of the Company prior to or as of the date hereof arising out of or relating to any matter whatsoever. The Executive further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on the Executive’s behalf, the Executive hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort (but will not be obliged to incur any expense) to have such claim dismissed.

        3.     Claims Covered. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in paragraphs 1 and 2 above include, but are not limited to:

                    (a)     any breach of an actual or implied contract of employment between the Executive and the Company;

                    (b)     any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress);

                    (c)     any claim of defamation or other common-law action;

                    (d)     any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C.ss.621 et seq. (only with respect to claims regarding acts of discrimination arising prior to the execution of this General Release), the Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C.ss.201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C.ss.701 et seq., the Missouri Human Rights Act,ss.213.000 R.S.Mo. et seq., or any other relevant federal, state, or local statutes or ordinances; provided, however, that for purposes of the Age Discrimination in Employment Act only, this General Release does not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the Age Discrimination in Employment Act, nor does this General Release prohibit the Executive from filing a charge or complaint under the Age Discrimination in Employment Act with the EEOC or participating in any investigation or proceeding conducted by the EEOC;

                    (e)     any claims for salary, bonus pay, vacation pay, severance pay or welfare benefits, other than those payments and benefits specifically provided in the Agreement; and

                    (f)     any other matter whatsoever, whether related or unrelated to employment matters.

        4.     Claims Excluded. Notwithstanding anything else herein to the contrary, this General Release shall not:

                    (a)     apply to the obligations of the Company described in Sections 3.4, 3.5 and Article IV of the Agreement; or

                    (b)     affect, alter or extinguish any vested rights that the Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which the Executive is or will be entitled by virtue of his employment with the Company or any of its subsidiaries, and nothing in this General Release will prohibit or be deemed to restrict the Executive from enforcing his rights to any such benefits, rights or entitlements; or

                    (c)     limit the Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

        5.     Acknowledgments. By signing this General Release, the Executive hereby represents, certifies and acknowledges that the Executive:

                    (a)     has received a copy of the Agreement and this General Release for review and study before executing the Agreement;

                    (b)     has read the Agreement and this General Release carefully before signing this General Release;

                    (c)     has had sufficient opportunity before signing this General Release to ask any questions the Executive has about the Agreement or this General Release and has received satisfactory answers to all such questions;

                    (d)     understands the Executive’s rights and obligations under the Agreement and this General Release;

                    (e)     understands that the Agreement and this General Release are legal documents, and that by signing this General Release the Executive is giving up certain legal rights including but not limited to rights under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. and the other matters covered in paragraph 3 hereof;

                    (f)     understands and agrees that the execution of this General Release is a condition precedent, and material inducement to the Company’s provision of payments made to Executive pursuant to Section 4.2 or 4.5 of the Agreement and such payments, subject to the conditions stated therein, constitute sufficient additional consideration in exchange for the Executive’s promises and obligations contained herein;

                    (g)     knowingly and voluntarily agreed to accept the payments described in Section 4.2 or 4.5 of the Agreement, subject to the conditions stated therein, as a full and final compromise, adjustment and settlement of all potential claims herein described;

                    (h)     has been given at least twenty-one (21) days to consider this General Release and that he or she has been advised to consult with an attorney about its terms, and if the Executive has executed this General Release prior to the expiration of the twenty-one (21) day period, that he or she was afforded the opportunity to consider this General Release for twenty-one (21) days before executing it and that the Executive’s execution of this General Release prior to the expiration of such twenty-one (21) day period was his free and voluntary act; and

                    (i)     understands that he or she may revoke this General Release within seven (7) days after he or she signs it and that if the Executive does not revoke this General Release within that time, this General Release becomes effective and enforceable by both parties immediately after the expiration of such seven-day period. The Executive also understands that any revocation must be in writing and must be received by the Company no later than the close of business on the seventh day after his execution of this General Release. The Executive acknowledges that the Company has given the Executive enough time to consult with his family and other advisers and to consider whether he or she should agree to the terms of this General Release.

        6.     Governing Law. The validity, interpretation, construction and performance of this General Release shall be governed by the laws of the State of Missouri, without regard to principles of conflicts of laws.

        7.     Severability. If any provision of this General Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this General Release shall not be affected thereby, and each provision of this General Release shall be valid and enforceable to the fullest extent permitted by law.

        8.     Binding Effect. Executive acknowledges that the terms and provisions of this General Release shall be binding upon the Executive’s heirs, executors, administrators, personal representatives, successors and assigns, and that the terms and provisions of this General Release shall inure to the benefit of the Company’s affiliates, successors, assigns, officers, directors, agents, attorneys and employees.

_________________

THIS GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES, INCLUDING THE EXECUTIVE’S WAIVER TO PURSUE CERTAIN LEGAL CLAIMS. THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE.

        IN WITNESS WHEREOF, the undersigned has caused this General Release to be executed and delivered as of the day and year first above set forth.

EXECUTIVE:

______________________________